Exhibit 8
Dr. Reddy’s Laboratories Limited
Subsidiary companies
As at March 31, 2005

Name of Subsidiary	Country of	Percentage of
	Incorporation	Direct/ Indirect
		Ownership
		Interest
DRL Investments Limited	India	100%

Reddy Pharmaceuticals Hong Kong Limited	Hong Kong	100%

OOO JV Reddy Biomed Limited	Russia	100%

Reddy Antilles N.V.	Netherlands	100%

Reddy Netherlands B.V.	Netherlands	100	%(1)

Reddy US Therapeutics Inc.	U.S.A.	100	%(1)

Dr. Reddy’s Laboratories, Inc.	U.S.A.	100%

Dr. Reddy’s Farmaceutica do Brasil Ltda.	Brazil	100%

Cheminor Investments Limited	India	100%

Aurigene Discovery Technologies Limited	India	100%

Aurigene Discovery Technologies, Inc.	U.S.A.	100	%(2)

Kunshan Rotam Reddy Pharmaceutical Co. Limited(3)	China	51.2%

Dr. Reddy’s Laboratories (EU) Limited(4)	United Kingdom	100%

Dr. Reddy’s Laboratories (U.K.) Limited(5)	United Kingdom	100	%(6)

Dr. Reddy’s Laboratories (Proprietary) Limited	South Africa	60%

Reddy Cheminor S.A.(7)	France	100%

OOO Dr. Reddy’s Laboratories Limited	Russia	100%

AMPNH Inc.(7)	U.S.A.	100	%(8)

Dr. Reddy’s Bio-sciences Limited	India	100%

Reddy Pharmaceuticals, Inc.	U.S.A.	100	%(8)

Trigenesis Therapeutics, Inc.	U.S.A.	100%

(1)	Indirectly owned through Reddy Antilles N.V.

(2)	Indirectly owned through Aurigene Discovery Technologies Limited.

(3)	Kunshan Rotam Reddy is a subsidiary as we hold a 51% stake in it; however, we account for this investment by the equity method and do not consolidate it in our financial statements.

(4)	Formerly known as BMS Laboratories Limited.

(5)	Formerly known as Meridian Healthcare Limited.

(6)	Indirectly owned through Dr. Reddy’s Laboratories (EU) Limited.

(7)	Subsidiary under liquidation.

(8)	Indirectly owned through Dr. Reddy’s Laboratories, Inc.